Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 21, 2016, for the year ended December 31, 2015 related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.) included in its Annual Report (Form 10-K) for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, which appear in Pershing Gold Corporation’s Registration Statement on Form S-3 filed on or about May 11, 2016.

/s/ KBL, LLP

KBL, LLP

New York, NY

May 11, 2016

535 Fifth Avenue, 16th Floor, New York, NY 10017	212.785-9700